Exhibit 99.1

Innovus Pharma Announces Commercial Partnership to Launch FlutiCare™
Under FDA Approved ANDA No. 207957

-FlutiCare™ Will be the Third Branded
Fluticasone Propionate Nasal Spray Sold in the United States

San Diego, Calif., May 9, 2017 – Innovus Pharmaceuticals, Inc. (the “Company” or "Innovus Pharma") (OTCQB Venture Market: INNV) and its partner West-Ward Pharmaceuticals International Limited (“WWPIL”), a wholly-owned subsidiary of Hikma Pharmaceuticals PLC (Hikma) (LSE: HIK) (NASDAQ Dubai: HIK) (OTC: HKMPY), today announced that WWPIL will provide the Company with the rights to launch its branded, fluticasone propionate nasal spray USP, 50 mcg per spray (FlutiCare™), under WWPIL’s FDA approved abbreviated new drug application (“ANDA”) No. 207957, in the United States in the second half of 2017. FlutiCare™ is the first and only nationally branded OTC product under approved ANDA No. 207957 in the US market. FlutiCare™, which is equivalent to Flonase® by GlaxoSmithKline and ClariSpray® by Bayer, is the third national brand being marketed and sold in the U.S. Innovus Pharma will be launching the 120-spray version through its Beyond Human® sales and marketing platform, through other online channels, directly to its over two million e-mail subscribers, and through select retail stores.

FlutiCare™ (fluticasone propionate nasal spray USP, 50mcg per spray) is indicated for the temporary relief of hay fever and other upper respiratory allergies in adult and pediatric patients 4 years of age and older.

"Having an approved ANDA drug in our product portfolio in a very large indication and being one of only three national brands in the U.S. is a great and long awaited achievement for Innovus Pharma," said Dr. Bassam Damaj, President and Chief Executive Officer of the Company. “We are putting significant efforts into the launch of FlutiCare™ in the U.S. in the second half of this year through our Beyond Human® Sales and Marketing platform, our other on-line channels and select retail store sales channels.”

The Company currently expects between $10-15 million in additional revenue from the sales of FlutiCare™ in the U.S. in the first full 12 months from the launch date.

This is the second partnership Innovus Pharma has announced for its FlutiCare™ product. The first, originally announced in connection with the Company’s acquisition of Novalere FP, Inc. in 2015, is pending FDA approval of the ANDA in the U.S. As a result of the acquisition, Innovus Pharma owns worldwide rights outside of the U.S. to this dossier and filing and intends to commercialize FlutiCare™ through the use of its rights to the U.S. dossier for the product.

The Company’s relationship with WWPIL for FlutiCare™ allows Innovus Pharma to launch the product in the U.S. on a shorter timeline instead of waiting for the approval of the first ANDA. In addition, Innovus Pharma believes that having two manufacturers, of which WWPIL is the sole manufacturer for FlutiCareTM in the US market, is an advantage to ensure continuous product availability.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com; www.fluticare.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com.

Innovus Pharma's Forward-Looking Safe Harbor:

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to successfully commercialize FlutiCare™ and other products in the U.S. and internationally and to achieve its other development, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

The trademark Flonase® is a registered trademark owned by GlaxoSmithKline and the trademark ClariSpray® is a registered trademark owned by Bayer.

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Contact:

Kevin Holmes
Chesapeake Group
410-825-3930
info@chesapeakegp.com